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                                                                    Exhibit 3.1A

                               CERTIFICATE OF AMENDMENT
                                          OF
                        RESTATED CERTIFICATE OF INCORPORATION
                                          OF
                             SECURITY CAPITAL CORPORATION

                       Pursuant to Section 242 of the Delaware
                               General Corporation Law



         Security Capital Corporation, a Delaware corporation (the "Corporation"), hereby certifies as follows:

         FIRST:  The name of the Corporation is Security Capital Corporation.

         SECOND: The Restated Certificate of Incorporation of the Corporation is hereby amended to effect a one-for-eight reverse split of the Common Stock and of the Class A Common Stock by adding a new paragraph after the first paragraph of Article FOURTH to read as follows:

         "Simultaneously with the effective date of this amendment (the "Effective Date"), each share of the Common Stock issued and outstanding immediately prior to the Effective Date and each such share held in the Corporation's treasury (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed into one-eighth (1/8) of a share of the Common Stock, par value $.01 per share (the "Common Stock"), subject to the treatment of fractional share interests as described below, and each share of the Class A Common Stock issued and outstanding immediately prior to the Effective Date and each such share held in the Corporation's treasury (the "Old Class A Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified and changed into one-eighth (1/8) of a share of the Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of the Old Common Stock (the "Old Common Certificates," whether one or more) or the Old Class A Common Stock (the "Old Class A Common Certificates," whether one or more) shall be entitled to receive upon surrender of the Old Common Certificates or the Old Class A Common Certificates, as the case may be, to the Corporation's Transfer Agent for cancellation, a certificate or certificates representing the number of whole shares of the Common Stock (the "Common Certificates") or the Class A Common Stock (the "Class A Common Certificates") into which and for which the shares of the Old Common Stock or the Old Class A Common Stock, as the case may be, formerly represented by the Old

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    Common Certificates or the Old Class A Common Certificates, as the
    case may be, so surrendered are reclassified under the terms hereof. From and after the Effective Date, the Old Common Certificates shall represent only the right to receive the Common Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof, and the Old Class A Common Certificates shall represent only the right to receive the Class A Common Certificates (and, where applicable, cash in lieu of fractional shares, as provided below). No certificate or scrip representing fractional share interests in the Common Stock or the Class A Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote or to any rights of a stockholder of the Corporation. A holder of Old Common Certificates or Old Class A Common Certificates shall receive, in lieu of any fraction of a share of the Common Stock or the Class A Common Stock to which the holder otherwise would be entitled, a cash payment equal to the product of the number of shares of the Old Common Stock or the Old Class A Common Stock which have not been reclassified into a whole share of the Common Stock or the Class A Common Stock multiplied by the average closing price of the Old Class A Common Stock on the Pacific Stock Exchange, Inc. on the five most recent business days preceding the Effective Date that the Old Class A Common Stock was traded. If more than one Old Common Certificate or Old Class A Common Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of the Common Stock or the Class A Common Stock for which Common Certificates or Class A Common Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Common Certificates or Old Class A Common Certificates so surrendered.

         In the event that the Corporation's Transfer Agent determines that a holder of Old Common Certificates or Old Class A Common Certificates has not tendered all of his or her certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of such holder have been presented for exchange so that payment for fractional shares to such holder shall not exceed the value of one (1) whole share of the Common Stock or the Class A Common Stock as a result of the rounding up of fractional shares. If any Common Certificate or Class A Common Certificate is to be issued in a name other than that in which the Old Common Certificates or the Old Class A Common Certificates surrendered for exchange are issued, the Old Common Certificates or the Old Class A Common Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Common Certificates or the Old Class A Common Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable."

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         THIRD:  This Certificate of Amendment of Restated Certificate of
Incorporation shall be effective as of March 27, 1996.

         FOURTH: This Certificate of Amendment of Restated Certificate of Incorporation was duly adopted by the requisite vote of the Board of Directors and by the vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon in accordance with Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, Security Capital Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be executed by its President and attested by its Assistant Secretary this 27th day of March, 1996.

                                  SECURITY CAPITAL CORPORATION



                                  By /s/A. George Gebauer
                                    -------------------------------------------
                                      A. George Gebauer
                                      President

ATTEST:

/s/Grace Santacqua
------------------------------
Grace Santacqua
Assistant Secretary

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